CODE OF BUSINESS CONDUCT AND ETHICS
OF
K12 INC.
(Restated as of August 12, 2011)

I. INTRODUCTION

Purpose

This Code of Business Conduct and Ethics contains general guidelines for conducting the business of K12 Inc. (the “Company”) consistent with the highest standards of business ethics. To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, we adhere to these higher standards. Furthermore, the Company is committed to maintaining a workplace that is free from harassment, discrimination, violence, and the use and presence of illegal substances. Therefore, you are encouraged to familiarize yourself with the Company’s Employee Handbook which prohibits this behavior and to which you are subject.

This Code applies to all of our directors, officers and employees. We refer to all persons covered by this Code as “Company employees” or simply “employees.” We also refer to our principal executive officer, our principal financial officer, our principal accounting officer and our controller as our “principal financial officers.”

Seeking Help and Information

This Code is not intended to be a comprehensive rulebook and cannot address every situation that you may face. If you feel uncomfortable about a situation or have any doubts about whether it is consistent with the Company’s ethical standards, seek help. We encourage you to contact your supervisor for help first. If your supervisor cannot answer your question or if you do not feel comfortable contacting your supervisor there are several other resources available to you. These include contacting Human Resources and/or the Legal Department. The Company has also established an Ethics Helpline that is available 24 hours a day, 7 days a week for employees to report Company misconduct, abuse and violations of this Code including any violation of the laws, rules or regulations applicable to the Company at 1-888-541-4701. You can contact the Ethics Helpline either by phone or via the Internet (www.EthicsPoint.com). You may remain anonymous and will not be required to reveal your identity to the Ethics Helpline, although providing your identity may assist the Company in addressing your questions or concerns. Details regarding the Ethics Helpline including frequently asked questions are available in your employee handbook and on the Company Intranet or you may contact Human Resources or the Legal Department for more information.

Reporting Violations of the Code

All employees have a duty to report any known or suspected violation of this Code, including any violation of the laws, rules, regulations or policies that apply to the Company. If you know of or suspect a violation of this Code, immediately report the conduct to your supervisor. Your supervisor will contact Human Resources, the Legal Department or other appropriate designee, which will work with you and your supervisor to investigate your concern. If you do not feel comfortable reporting the conduct to your supervisor or you do not get a satisfactory response, you may contact Human Resources or the Legal Department directly. You may also report known or suspected violations of the Code on the Ethics Helpline that is available to Company employees 24 hours a day, 7 days a week at 888-541-7401. A report may also be submitted via any computer with Internet access by accessing the website www.EthicsPoint.com and clicking on “File a New Report.”  You may remain anonymous and will not be required to reveal your identity to the Ethics Helpline, although providing your identity may assist the Company in investigating your concern. All reports of known or suspected violations of the law or this Code will be handled sensitively and with discretion. Your supervisor, the Legal Department and the Company will protect your confidentiality to the extent possible, consistent with law and the Company’s need to investigate your concern.

Addressing Violations of this Code

It is Company policy that any employee who violates this Code will be subject to appropriate discipline, which may include termination of employment. This determination will be based upon the facts and circumstances of each particular situation. An employee accused of violating this Code will be given an opportunity to present his or her version of the events at issue prior to any determination of appropriate discipline. Employees who violate the law or this Code may expose themselves to substantial civil damages, criminal fines and prison terms. The Company may also face substantial fines and penalties and many incur damage to its reputation and standing in the community. Your conduct as a representative of the Company, if it does not comply with the law or with this Code, can result in serious consequences for both you and the Company.

It is the Company’s policy that all perceived violations of this Code or any law be reported first to the employee’s supervisor, the Legal Department, or anonymously through the online EthicsPoint reporting system or toll free numbers available in the HR portal. An initial report made through one of these means will enable the Company to take prompt and appropriate corrective actions, as may be necessary. In addition, the U.S. Securities & Exchange Commission (the “SEC”) has adopted procedures by which employees may report possible violations of the securities law and may share in monetary recoveries if the original information provided actually results in recovery that satisfies the SEC’s requirements. In weighing whether a person reporting such a violation would be entitled to share a portion of any recovery, one factor the SEC will favorably consider is whether that person first utilized the internal reporting procedures of the Company.

Policy Against Retaliation

The Company prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations. Any reprisal or retaliation against an employee because the employee, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment.

Waivers of the Code

Any waiver of this Code for our directors, executive officers or other principal financial officers may be made only by our Board of Directors or the appropriate committee of our Board of Directors and will be disclosed to the public as required by law or the rules of the New York Stock Exchange (the “NYSE”). Waivers of this Code for other employees may be made only by the General Counsel or that person’s designee in the Legal Department and the employee’s supervisor.

Customer Definition

For purposes of this Code, a “customer” includes public and private schools, holders of school charters and organizations seeking to obtain school charters, with which the Company has a contract to provide products and/or services, as well as students (and parents and guardians of students) that are enrolled in schools with whom we have a contract to provide our products and services. If you are uncertain whether a person or a company is a customer, supplier or competitor, please contact the Legal Department for assistance.

II. CONFLICTS OF INTEREST

Identifying Potential Conflicts of Interest

A conflict of interest can occur when an employee’s private interest interferes, or appears to interfere, with the interests of the Company as a whole. You should avoid any private interest that influences your ability to act in the interests of the Company or that makes it difficult to perform your work objectively and effectively.

Identifying potential conflicts of interest may not always be clear-cut. The following situations are examples of conflicts of interest:

•	Outside Employment. No employee should be employed by, serve as a director of, or provide any services to an entity that is a customer, supplier or competitor of the Company.

•	Improper Personal Benefits. No employee should obtain any material (as to him or her) personal benefits or favors because of his or her position with the Company. Please see “Gifts and Entertainment” below for additional guidelines in this area.

•	Financial Interests. No employee should have a significant financial interest (ownership or otherwise) in any entity that is a customer, supplier or competitor of the Company. A “significant financial interest” means (i) ownership of greater than 1% of the equity of such entity, supplier or competitor or (ii) an investment in such entity, supplier or competitor that represents more than 5% of the total assets of the employee.

•	Loans or Other Financial Transactions. No employee should obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any entity that is a customer, supplier or competitor of the Company. This guideline does not prohibit arms-length transactions with banks, brokerage firms or other financial institutions.

•	Service on Boards and Committees. No employee should serve on a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests reasonably would be expected to conflict with those of the Company.

•	Actions of Family Members. The actions of family members outside the workplace may also give rise to the conflicts of interest described above because they may influence an employee’s objectivity in making decisions on behalf of the Company. For purposes of this Code, “family members” include your spouse or life-partner, brothers, sisters and parents, in-laws and children whether such relationships are by blood or adoption.

Disclosure of Conflicts of Interest

The Company requires that employees disclose any situations that reasonably would be expected to give rise to a conflict of interest. If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it to your supervisor or the Legal Department. Your supervisor and the Legal Department will work with you to determine whether you have a conflict of interest and, if so, how best to address it. Although conflicts of interest are not automatically prohibited, they are not desirable and may only be waived as described in “Waivers of the Code” above.

III. CORPORATE OPPORTUNITIES

As an employee of the Company, you have an obligation to advance the Company’s interests when the opportunity to do so arises. If you discover or are presented with a business opportunity through the use of corporate property, information or because of your position with the Company, you should first present the business opportunity to the Company before pursuing the opportunity in your individual capacity. No employee may use corporate property, information or his or her position with the Company for personal gain or should compete with the Company.

You should disclose to your supervisor the terms and conditions of each business opportunity covered by this Code that you wish to pursue. Your supervisor will contact the Legal Department and the appropriate management personnel to determine whether the Company wishes to pursue the business opportunity. If the Company waives its right to pursue the business opportunity, you may pursue the business opportunity on the same terms and conditions as originally proposed and consistent with the other ethical guidelines set forth in this Code.

Confidential Information

Employees have access to a variety of confidential information while employed at the Company. Confidential information includes all non-public information that might be of use to competitors, or, if disclosed, harmful to the Company or its customers. Employees have a duty to safeguard all confidential information of the Company or third parties with which the Company conducts business, except when disclosure is authorized or legally mandated. In addition, we are bound by certain laws, including the Family Educational Rights and Privacy Act (“FERPA”), to ensure the confidentiality of student education data.

An employee’s obligation to protect confidential information continues after he or she leaves the Company. Unauthorized disclosure of confidential information could cause competitive harm to the Company or its customers and could result in legal liability to you and the Company.

IV. COMPETITION AND FAIR DEALING

All employees should endeavor to deal fairly with fellow employees and with the Company’s customers, suppliers and competitors. Employees should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

Relationships with Customers

Our business success depends upon our ability to foster lasting customer relationships. The Company is committed to dealing with customers fairly, honestly and with integrity. Specifically, you should keep the following guidelines in mind when dealing with customers:

•	Information we supply to customers should be accurate and complete to the best of our knowledge. Employees should not deliberately misrepresent information to customers.

•	Employees should not refuse to sell, service, or maintain products the Company has produced simply because a customer is buying products from another supplier.

•	Customer entertainment should not exceed reasonable and customary business practice. Employees should not provide entertainment or other benefits that could be viewed as an inducement to or a reward for, customer purchase decisions. Please see “Gifts and Entertainment” below for additional guidelines in this area.

Relationships with Suppliers

The Company deals fairly and honestly with its suppliers. This means that our relationships with current or potential suppliers are based on price, quality, service and reputation, among other factors relevant to business considerations. Employees dealing with suppliers or potential suppliers should carefully guard both their objectivity and the appearance of objectivity. Specifically, no employee should accept or solicit any personal benefit from a supplier or potential supplier that might compromise, or appear to compromise, their objective assessment of the supplier’s products and prices. Please see “Gifts and Entertainment” below for additional guidelines in this area.

Relationships with Competitors

The Company is committed to free and open competition in the marketplace. Employees should avoid actions that would be contrary to laws governing competitive practices in the marketplace, including federal and state antitrust laws. Such actions include misappropriation and/or misuse of a competitor’s confidential information or making false statements about the competitor’s business and business practices. For a further discussion of appropriate and inappropriate business conduct with competitors, see “Compliance with Antitrust Laws” below.

V. PROTECTION AND USE OF COMPANY ASSETS

Employees should protect the Company’s assets and ensure their efficient use for legitimate business purposes only. Theft, carelessness and waste have a direct impact on the Company’s profitability. The use of Company funds or assets, whether or not for personal gain, for any unlawful or improper purpose is prohibited.

To ensure the protection and proper use of the Company’s assets, each employee should:

•	Exercise reasonable care to prevent theft, damage or misuse of Company property.

•	Report the actual or suspected theft, damage or misuse of Company property to a supervisor.

•	Use the Company’s telephone system, other electronic communication services, written materials and other property for business-related purposes.

•	Safeguard all electronic programs, data, communications and written materials from inadvertent access by others.

•	Use Company property only for legitimate business purposes, as authorized in connection with your job responsibilities.

Employees should be aware that Company property includes all data and communications transmitted or received to or by, or contained in, the Company’s electronic or telephonic systems. Company property also includes all written communications. Employees and other users of this property should have no expectation of privacy with respect to these communications and data. To the extent permitted by law, the Company has the ability, and reserves the right, to monitor all electronic and telephonic communication. These communications may also be subject to disclosure to law enforcement or government officials.

VI. GIFTS AND ENTERTAINMENT

The giving and receiving of reasonable and customary gifts and entertainment (such as theatre or game tickets, business meals or a round of golf) are common business courtesies, and are designed to build relationships and understanding among business partners. However, it is not always appropriate or advisable to offer or accept them, and you should not be in a position of deriving direct or indirect benefit from anyone dealing with the Company. For example, if accepting a gift or entertainment would compromise, or even appear to compromise, your ability to make objective and fair business decisions, it should politely be declined. Likewise, it would not be appropriate to accept a gift from a vendor who is participating in a competitive contract bidding process. It is never appropriate to accept or solicit gifts or money, securities or special discounts, or cause another person to do so on your behalf.

It is your responsibility to use good judgment in this area. No employee may give gifts to, or receive gifts from, customers or suppliers unless the gift is of nominal or token value, would not be viewed as an inducement to or reward for any particular business decision, is consistent with customary business practices and does not violate any applicable laws or regulations. Similarly, any meals or entertainment provided to, or accepted from, customers or suppliers should be moderately scaled, not extravagant, infrequent, and within the limits of reasonable and customary business practice. You should not attend activities that would reflect poorly on the Company or violate other provisions in this Code of Conduct. All gifts and entertainment expenses should be properly accounted for on expense reports.

To ensure adherence to the ethical standards reflected in our Code of Conduct, any gifts or entertainment accepted by employees holding the position of senior vice president or above shall be disclosed in writing or electronically to the General Counsel within five (5) business days or as soon as practicable thereafter. Token gifts (e.g.,coffee mugs, golf balls and similar promotional items) and business meals with a value of less than $100 need not be reported. The disclosure shall provide a description of the gift or entertainment received, its actual or estimated value, and the identity of the individual and company that provided the gift or entertainment. The actual value should be provided if it is readily available, such as from menu prices or a face ticket amount, or otherwise obtained from the vendor or supplier upon reasonable request. If the actual value of the gift or entertainment cannot be readily obtained, the estimated value should be the fair market value. For example, a disclosure for a gift of an exclusive bottle of wine could be estimated from its retail sales price. The General Counsel will provide the Board of Directors with a consolidated report of such matters at its regular scheduled meetings. Any exceptions to the above limitations for other employees must be pre-approved by the General Counsel.

Gifts and entertainment may not be offered or exchanged under any circumstances to or with any public employee, whether federal, state or local governments, including school boards and school officials, unless made in strict accordance with Section VII herein. If you have any questions about this policy, contact your supervisor or the Legal Department for additional guidance. For a more detailed discussion of special considerations applicable to dealing with federal, state and local government officials, see “Interactions with the Government” in Section VII.

If you conduct business in other countries, you must be particularly careful that gifts and entertainment are not construed as bribes, kickbacks or other improper payments. See “The Foreign Corrupt Practices Act and Other Laws Governing Our Business Internationally” for a more detailed discussion of our policies regarding giving or receiving gifts related to business transactions in other countries.

You should make every effort to refuse or return a gift that is beyond these permissible guidelines. Failure to comply with these guidelines may result in disciplinary actions, up to and including termination of employment. If it would be inappropriate to refuse a gift or you are unable to return a gift, you should promptly report the gift to your supervisor. Your supervisor will bring the gift to the attention of the Legal Department, which may require you to donate the gift to an appropriate community organization. If you have any questions about whether it is permissible to accept a gift or something else of value, contact the Legal Department for additional guidance.

VII. INTERACTIONS WITH THE GOVERNMENT

The Company conducts business with the U.S., state and local governments and the governments of other countries. It is important to remember that the “government” is a broad term and also extends to other public entities and their employees including, but not limited to, school districts, intermediate school districts, charter schools and boards of cooperative educational services. The Company is committed to conducting its business with all governments and their representatives with the highest standards of business ethics and in compliance with all applicable laws and regulations, including the special requirements that apply to government contracts and government transactions. In your interactions with the government, you should:

•	Be forthright and candid at all times. No employee should misstate or omit any material information from any written or oral communication with the government.

•	You should not offer or exchange any gifts, gratuities or favors with, or pay for meals, entertainment, travel or other similar expenses for, government employees. To the extent that state law and school district policies permit such payments or gratuities up to specified limits, but not otherwise, you must obtain the approval of the General Counsel before making any such offers, exchanges, or payments.

If your job responsibilities include interacting with the government, you are expected to understand and comply with the special laws, rules and regulations that apply to your job position, including any local restrictions on providing entertainment and gifts to school officials. In addition, all interactions with government officials in policymaking positions must first be coordinated with the Public Affairs Department to ensure that we are in full compliance with all applicable lobbying disclosure laws and are consistent with Company public policy positions. If any doubt exists about whether a course of action is lawful, you should seek advice immediately from the Legal Department.

VIII. POLITICAL CONTRIBUTIONS AND ACTIVITIES

The Company encourages its employees to participate in the political process as individuals and on their own time. However, federal and state contribution and lobbying laws severely limit the contributions the Company can make to political parties or candidates. It is Company policy that Company funds or assets not be used to make a political contribution to any political party or candidate, unless prior approval has been given by the Legal Department.

The following guidelines are intended to ensure that any political activity you pursue complies with this policy:

•	Contribution of Funds. You may contribute your personal funds to political parties or candidates. The Company will not reimburse you for personal political contributions.

•	Volunteer Activities. You may participate in volunteer political activities during non-work time. You may not participate in political activities during working hours.

•	Use of Company Facilities. The Company’s facilities may not be used for political activities (including fundraisers or other activities related to running for office). The Company may make its facilities available for limited political functions, including speeches by government officials and political candidates, with the approval of the Legal Department.

•	Use of Company Name. When you participate in political affairs, you should be careful to make it clear that your views and actions are your own, and not made on behalf of the Company. For instance, Company letterhead should not be used to send out personal letters in connection with political activities.

The Company may sometimes express its views on local, national and international issues that affect its operations. In such cases, Company funds and resources may be used, but only when permitted by law and by our strict company policies. The Company may also make limited contributions to political parties or candidates in jurisdictions where it is legal and customary to do so. No employee may make or commit to political contributions on behalf of the Company without prior legal approval.

These guidelines are intended to ensure that any political activity you pursue is done voluntarily and on your own resources and time. Please contact the Legal Department if you have any questions about this policy.

IX. THE FOREIGN CORRUPT PRACTICES ACT AND OTHER LAWS GOVERNING OUR BUSINESS INTERNATIONALLY

Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act (the “FCPA”) prohibits the Company and its employees and agents from offering or giving money or any other item of value to win or retain business or to influence any act or decision of any governmental official, political party, candidate for political office or official of a public international organization. Stated more concisely, the FCPA prohibits the payment of bribes, kickback or other inducements to foreign officials. This prohibition also extends to payments to a sales representative, third party consultants or agent if there is reason to believe that the payment will be used indirectly for a prohibited payment to foreign officials. Violation of the FCPA is a crime that can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including termination of employment.

Certain small facilitation or “grease” payments to foreign officials may be permissible under the FCPA if customary in the country or locality and intended to secure routine governmental action. Governmental action is “routine” if it is ordinarily and commonly performed by a foreign official and does not involve the exercise of discretion. For instance, “routine” functions would include setting up a telephone line or expediting a shipment through customs.

To ensure legal compliance, all facilitation payments must receive prior written approval from the Legal Department and must be clearly and accurately reported as a business expense. Reimbursements of foreign officials for transportation, meals, lodging, and entertainment (“hospitality expenses”) must be reasonable and are permitted only to the extent that they are directly related to the promotion, demonstration, or explanation of a company’s products or services. Impermissible reimbursement of expenses to a foreign official that exceeds this acceptable standard could include: (1) side trips, leisure activities or expenses for the foreign official’s other family members; (2) hotel charges for extended stays beyond the time scheduled for the actual visit; and (3) gifts of more than nominal value.

Other Anti-Bribery and Anti-Corruption Laws

The various states and countries in which we operate have laws prohibiting bribery generally, including bribes or corrupt payments to customers or their employees and agents to win business or other favors. These laws may apply with respect to any transfers of value to private citizens as well as public employees or foreign officials. The Anti-Bribery Act of the United Kingdom, for example, prohibits giving money or other items of value to persons employed by or acting on behalf of our customers, and there is no requirement that such person be a government official. Even small facilitating payments to those individuals are prohibited, as are business promotion expenditures that otherwise would be permissible under the FCPA. It is Company policy never to make such payments or transfer items of value contrary with this Code of Conduct. You should consult with the Legal Department if you have any doubts before making or promising to make any such payments as described in this section.

Other Laws Governing our Business

The Company’s business may be subject to various U.S. and international trade control regulations, including licensing, shipping documentation, import documentation and reporting and record retention requirements. Employees with significant responsibilities relating to our international business have an additional responsibility to understand and comply with such applicable laws. These employees are expected to have a working knowledge of the laws and regulations applicable to their job positions. Questions and requests for assistance should be directed to the Legal Department.

X. COMPANY RECORDS

Accurate and reliable records are crucial to our business. Our records are the basis of our earnings statements, financial reports and other disclosures to the public and guide our business decision-making and strategic planning. Company records include booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business.

All Company records must be complete, accurate and reliable in all material respects. Undisclosed or unrecorded funds, payments or receipts are inconsistent with our business practices and are prohibited. You are responsible for understanding and complying with our record keeping policy. Ask your supervisor if you have any questions.

The Company has a formal document retention policy that each employee must follow with respect to Company records within such employee’s control. Please contact your supervisor or the Legal Department to obtain a copy of this policy.

XI. ACCURACY OF FINANCIAL REPORTS AND OTHER PUBLIC COMMUNICATIONS

As a public company, we are subject to various securities laws, regulations and reporting obligations. Both federal law and our policies require the disclosure of accurate and complete information regarding the Company’s business, financial condition and results of operations. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.

The Company’s principal financial officers and other employees working in the Accounting Department have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely and understandable. These employees must understand and strictly comply with generally accepted accounting principles and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

XII. COMPLIANCE WITH LAWS AND REGULATIONS

Each employee has an obligation to comply with all laws, rules and regulations applicable to the Company. These include, without limitation, laws covering bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. You are expected to understand and comply with all laws, rules and regulations that apply to your job position. If any doubt exists about whether a course of action is lawful, you should seek advice from your supervisor or the Legal Department.

XIII. COMPLIANCE WITH INSIDER TRADING LAWS

Company employees are prohibited from trading in the stock or other securities of K12 Inc. while in possession of material, nonpublic information about K12 Inc. or recommending, “tipping” or suggesting that anyone else trade in the stock or other securities of K12 Inc. on the basis of such information. In addition, Company employees who obtain material nonpublic information about another company in the course of their employment are prohibited from trading in the stock or securities of the other company while in possession of such information or “tipping” others to trade on the basis of such information. Violation of insider trading laws can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including termination of employment. Employees should refer to the Company’s Insider Trading Policy Statement, which contains more detailed policies and rules relating to these transactions. If you have questions, please consult the Legal Department.

XIV. COMPLIANCE WITH ANTITRUST LAWS

Antitrust laws of the U.S. and other countries are designed to protect consumers and competitors against unfair business practices and to promote and preserve competition. Our policy is to compete vigorously and ethically while complying with all antitrust, monopoly, competition or cartel laws in all countries, states or localities in which the Company conducts business.

Actions that Violate U.S. Antitrust Laws

In general, U.S. antitrust laws forbid agreements or actions “in restraint of trade.” All employees should be familiar with the general principles of the U.S. antitrust laws. The following is a summary of actions that are violations of U.S. antitrust laws:

•	Price Fixing. The Company may not agree with its competitors to raise, lower or stabilize prices or any element of price, including discounts and credit terms.

•	Limitation of Supply. The Company may not agree with its competitors to limit its production or restrict the supply of its services.

•	Allocation of Business. The Company may not agree with its competitors to divide or allocate markets, territories or customers.

•	Boycott. The Company may not agree with its competitors to refuse to sell or purchase products from third parties. In addition, the Company may not prevent a customer from purchasing or using non-Company products or services.

•	Tying. The Company may not require a customer to purchase a product that it does not want as a condition to the sale of a different product that the customer does wish to purchase.

Meetings with Competitors

Employees should exercise caution in meetings with competitors. Any meeting with a competitor may give rise to the appearance of impropriety. As a result, if you are required to meet with a competitor for any reason, you should obtain the prior approval of the Legal Department. You should try to meet with competitors in a closely monitored, controlled environment for a limited period of time. The contents of your meeting should be fully documented. Unless approved by the Legal Department, you should avoid any communications with a competitor regarding:

•	Prices;

•	Costs;

•	Market share;

•	Allocation of sales territories;

•	Profits and profit margins;

•	Supplier’s terms and conditions;

•	Product or service offerings;

•	Terms and conditions of sale;

•	Production facilities or capabilities;

•	Bids for a particular contract or program;

•	Selection, retention or quality of customers; or

•	Distribution methods or channels.

Professional Organizations and Trade Associations

Employees should be cautious when attending meetings of professional organizations and trade associations at which competitors are present. Attending meetings of professional organizations and trade associations is both legal and proper, if such meetings have a legitimate business purpose. At such meetings, you should not discuss pricing policy or other competitive terms, plans for new or expanded offerings or any other proprietary, competitively sensitive information.

Seeking Advice

Violations of antitrust laws carry severe consequences and may expose the Company and employees to substantial civil damages, criminal fines and, in the case of individuals, prison terms. Whenever any doubt exists as to the legality of a particular action or arrangement, it is your responsibility to contact the Legal Department promptly for assistance, approval and review.

XV. CONCLUSION

This Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. If you have any questions about these guidelines, please contact your supervisor, Human Resources, the Legal Department or the Ethics Helpline at 1-888-541-4701 or www.EthicsPoint.com. We expect all Company employees to adhere to these standards.

The sections of this Code of Business Conduct and Ethics titled “Introduction,” “Conflicts of Interest,” “Company Records,” “Accuracy of Financial Reports and Other Public Communications,” “Compliance with Laws and Regulations” and “Compliance with Insider Trading Laws,” as applied to the Company’s principal financial officers, shall be our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.

This Code and the matters contained herein are neither a contract of employment nor a guarantee of continuing Company policy. We reserve the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time.

Ver. 08/11